Exhibit 3.2
CERTIFICATE OF ELIMINATION
OF
SERIES D FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK
OF
AMERICAN INTERNATIONAL GROUP, INC.
(Pursuant to Section 151(g)
of the General Corporation Law
of the State of Delaware)
          American International Group, Inc., a Delaware corporation (the “Corporation”), hereby certifies in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware that the following resolutions were duly adopted by the Board of Directors of the Corporation:
     FURTHER RESOLVED, that pursuant to Section 151 of the General Corporation Law of the State of Delaware and the authority granted to and vested in the Board of Directors of the Corporation (the “Board”) in accordance with the provisions of the Restated Certificate of Incorporation of the Corporation, as amended (the “Restated Certificate of Incorporation”), the Board, by resolutions duly adopted, authorized the issuance of a series of 4,000,000 shares of Series D Fixed Rate Cumulative Perpetual Preferred Stock, par value $5.00 per share (the “Series D Preferred Stock”), of the Corporation, and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on November 24, 2008, filed a Certificate of Designations with respect to the Series D Preferred Stock (the “Series D Certificate of Designations”) in the office of the Secretary of State of the State of Delaware; and
     FURTHER RESOLVED, as of the date hereof, no shares of the Series D Preferred Stock are outstanding and no shares of the Series D Preferred Stock will be issued subject to the Series D Certificate of Designations; and
     FURTHER RESOLVED, that when a certificate setting forth this resolution becomes effective, it shall have the effect of eliminating from the Restated Certificate of Incorporation all matters set forth in the Series D Certificate of Designations with respect to the Series D Preferred Stock.
[Signature page follows]

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed on its behalf by its duly authorized Vice Chairman this 17th day of April, 2009.

American International Group, Inc.
By:	/s/ Anastasia D. Kelly
	Name:	Anastasia D. Kelly
	Title:	Vice Chairman